                    REAL ESTATE AND ASSET PURCHASE AGREEMENT

                                    Between

                          STEPHEN B. PROPERTIES, INC.

                                STEPHEN BULBOFF

                                      And

                          AMERICAN WASH SERVICES, INC.

                               TABLE OF CONTENTS
                               -----------------



                                                          Page
                                                          ----

RECITALS.................................................  1

ARTICLE I REAL PROPERTY AND ASSET TRANSFER; CLOSING......  1

ARTICLE II TITLE.........................................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS....  8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER... 17

ARTICLE V ADDITIONAL AGREEMENTS OF SELLERS............... 18

ARTICLE VI ADDITIONAL AGREEMENTS OF PURCHASER............ 21

ARTICLE VII CONDITIONS OF PURCHASER...................... 22

ARTICLE VIII CONDITIONS OF SELLERS....................... 23

ARTICLE IX INDEMNIFICATION............................... 24

ARTICLE X OTHER PROVISIONS............................... 27

                                   SCHEDULES

ATTACHED TO THIS AGREEMENT

1.9(c)         Opinion of Counsel for Purchaser
1.10(a)        Bill of Sale
1.10(d)        Assignment and Assumption Agreement
1.10(e)        Noncompetition Agreement
1.10(f)        Opinion of Counsel for Sellers

ENCLOSED IN DISCLOSURE BINDER

1.3            Company Debt
1.4(a)         Equipment
1.4(c)         Operating Contracts and Leases
1.4(d)         Permits
1.11(b)        Allocation of Purchase Price to Assets
2.1            Real Property Description
2.3            Permitted Real Property Exceptions
3.3            Contracts, Permits, Mortgages and Material Documents
3.6            Real Property Interests
3.6(a)         Exceptions to governmental compliance
3.6(b)         Exceptions to lawful use of the Real Property
3.6(c)         Exceptions to conduct in compliance with Applicable laws
3.6(e)         Litigation or administrative proceedings for environmental violations
3.6(f)         Definition of "Hazardous Materials" and Environmental Conditions
3.6(h)         Wetlands
3.6(i)         Mechanic's liens
3.6(k)         Exceptions to proceedings which would affect use of the Real
                  Property
3.8            Insurance Policies, Performance Bonds and Letters of Credit
3.10(a)        Employees
3.10(b)        Benefit Plans
3.11(a)        Violations of federal, state or local law
3.11(b)        Environmental violations
3.11(c)        Landfills and disposal facilities
3.11(f)        List and Synopsis of All Litigation
3.13           Required Consents

                    REAL ESTATE AND ASSET PURCHASE AGREEMENT

     This Real Estate and Asset Purchase Agreement ("Agreement") is made as of March 8, 1999, by and among Stephen B. Properties, Inc. ("Company"), Stephen
Bulboff ("Shareholder"),  and American Wash Services, Inc. ("AWS").   For
purposes of this Agreement, AWS is sometimes referred to as the "Purchaser," and the Company and the Shareholder are collectively referred to as the "Sellers."

                                    RECITALS

     Company is in the business of operating full service and self-service car wash facilities ("Business") at the following locations: (i) 601 W. Girard Avenue, Philadelphia, Pennsylvania, (ii) Route 41, Deptford, New Jersey, (iii) 327 Burnt Mill Road, Voorhees, New Jersey, (iv) 325 N. White Horse Pike, Magnolia, New Jersey, (v) 2322 Island Avenue, Philadelphia, Pennsylvania, (vi) 230 MacDade Boulevard, Yeadon, Pennsylvania, (vii) New Freedom Road, Sicklerville, New Jersey, (viii) 2575 Mt. Ephraim Avenue, Camden, New Jersey, and (ix) 240 N. DuPont Highway, Smyrna, Delaware (collectively, the "Locations"). Company owns the parcels of real property upon which the Business is conducted at the Locations in Voorhees and Sicklerville (the "Company Real Property") and possesses valid leasehold interests in the remaining Locations (the "Leased Real Property"). Shareholder owns the parcels of real property upon which the Business is conducted at the Locations in Deptford, Camden and Magnolia, New Jersey, and on Island Avenue in Philadelphia (the "Shareholder Real Property"). Shareholder is the owner of all of the outstanding stock of Company.

     Purchaser is negotiating a Merger Agreement ("Merger Agreement"), upon the closing of which it will merge with a subsidiary of Mace Security International, Inc. ("Successor Corporation"). The parties desire that the Owned Real Property, the Shareholder Real Property and substantially all of the other assets of the Company be acquired by Purchaser in exchange for common stock of Successor Corporation, all on the terms contained herein.

     Throughout this Agreement various Schedules are referenced as being attached to this Agreement. Notwithstanding the fact that all Schedules are referred to as being attached to this Agreement, some of the Schedules are not attached but instead appear in a Disclosure Binder prepared by the Sellers. The Disclosure Binder is organized under subheadings which correspond to the various Schedules described in this Agreement. For purposes of identification, the Disclosure Binder has been identified by the parties by a written statement executed by the parties and appearing as the first page of the Disclosure Binder.

                                   ARTICLE I
                            Asset transfer; Closing

     Section 1.1  Incorporation of Recitals.  The recitals set forth above are
                  -------------------------
incorporated herein by reference and are a part of this Agreement.

     Section 1.2  Place for Closing.  Subject to Section 1.9 hereof, closing
                  -----------------
under this Agreement shall take place at the offices of Purchaser, 1000 Crawford Place, Mount Laurel, New Jersey, or such other place as the parties hereto may agree upon. The date that Closing occurs is referred to hereinafter as the "Closing Date" and the act of closing as "Closing."

     Section 1.3  Agreement to Transfer Assets and Owned Real Property;
                  -----------------------------------------------------
Consideration.
-------------

     (a) At the Closing, the Company shall transfer, convey and deliver to Purchaser the Company Real Property and the Assets as hereinafter defined and as set forth in Section 1.4 below, Shareholder shall transfer, convey and deliver to Purchaser the Shareholder Real Property, and Purchaser shall deliver to the Sellers One Million Sixty Thousand (1,060,000) shares of the common stock of Successor Corporation ("MSI Stock") and accept the Assets, Company Real Property and Shareholder Real Property subject to liabilities in the amount of $1,900,000.00 ("Seller Debt") as listed by creditor on Schedule 1.3 attached.
If the Seller Debt at Closing exceeds $1,900,000.00, the amount of the MSI Stock to be delivered to Sellers at Closing shall be reduced, dollar for dollar and share for share, by the amount of the excess, valuing the shares of MSI Stock at $1.75 per share ("Per Share Value"). The Per Share Value has been calculated based on the closing price of Purchaser's common stock on the Nasdaq National Market on the date of this Agreement, which was Two Dollars and Fifty ($2.50) Cents, less a Seventy Five ($.75) Cent discount due to the restrictions against the sale of the MSI Stock contained in Section 5.1

     Section 1.4  Description of Assets.  Upon the terms and subject to the
                  ---------------------
conditions set forth in this Agreement, on the Closing Date the Sellers shall grant, convey, sell, transfer and assign to Purchaser the following assets, properties and contractual rights of the Company and Shareholder, wherever located, all as set forth in this Section 1.4 (the "Assets").

     (a) All equipment, computers, printers, card readers, vending machines, appliances, machinery and parts, vehicles, tools, hoses, brushes, heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarm, communications, sprinkler, security and exhaust equipment and their component parts; auto wash equipment, auto wash conveyor, auto drying equipment and similar items in Sellers' possession or control, used in connection with, located in or on, or otherwise pertaining to the Business (collectively, the "Equipment"), as listed on Schedule 1.4(a);

     (b) All of the inventory of retail items, operating supplies, parts and accessories owned by the Sellers and used in connection with the Business;

     (c) All contractual rights of the Company under its operating agreements and other agreements with its customers, landlords and lessors (whether oral or in writing), as listed on Schedule 1.4(c);

     (d) All permits, licenses, franchises, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties ("Consents and Approvals") held by the Sellers relating to, used in or required for the operation of the Business or any of the Assets, all of which are listed on Schedule 1.4(d), to the extent such Consents and Approvals are assignable;

     (e) All office or other equipment, furnishings, supplies, brochures, sales and promotional materials, catalogues and advertising literature, business files, customer lists, customer records and information, and all pictures and photographs, computer programs and software (with applicable documentation and source codes), construction and "as-built" drawings, plans and specifications, finish plans and other personal property of every nature and description in Sellers' possession or control;

     (f) All intellectual property used in connection with the Business or any other Asset, including, without limitation, know-how, trade secrets, trademarks, trade names, and the exclusive right to use the names under which any of the Locations are currently operated (collectively, the "Intellectual Property");

     (g) All of the accounts receivable, prepaid deposits, cash, goodwill and all other tangible and intangible assets of the Company; and

     (h) All books, records, original agreements and contracts and title documents relating to the items set forth in (a) through (g) above.

At Closing, good and marketable title to the Assets will be conveyed to Purchaser by the Sellers free and clear of all liens, encumbrances, security interests and claims, except for the mortgages or security agreement securing the Seller Debt, set forth on Schedule 1.3.

     Section 1.5  Excluded Assets.   All of the personal property used by the
                  ---------------
Sellers in the conduct of the Business is included among the Assets. The parties agree that the only tangible and intangible property that is owned by the Company, or that is owned by the Shareholder and used in the Business, and not being sold to the Purchaser are the financial books and records of the Company ("Excluded Assets").

     Section 1.6  Assumption of Obligations.  From and after the Closing, the
                  -------------------------
Purchaser agrees and to assume and perform: (i) all of the Company's obligations under the operating agreements listed on Schedule 1.4(c), to the extent, and only to the extent, such obligations first mature and are required to be performed subsequent to the close of business on the Closing Date; and (ii) the Seller Debt set forth on Schedule 1.3 ("Assumed Liabilities").

     Section 1.7  Non-Assumption of Liabilities.  Purchaser shall not, by the
                  -----------------------------
execution and performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of the Sellers, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement or obligation (whether written or oral); (b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory occurring prior to the Closing Date; (c) violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Sellers; (d) the generation, collection, transportation, storage or disposal by the Sellers of any materials, including, without limitation, municipal service waste, special waste, construction and demolition debris, or hazardous materials; (f) any compensation, severance pay, or accrued vacation pay obligation of the Sellers owed to employees of the Company for periods prior to the Closing Date, or any obligations under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Company or to which any of the Sellers contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by the Company; (g) the debts and obligations of the Sellers, except for the Assumed Liabilities;
(h) any violation by the Sellers of any law, including, without limitation, any federal, state or local antitrust, racketeering or trade practice law; and (i) liabilities or obligations of the Sellers for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder.

     Section 1.8  Term And Time For Closing.  Following execution of this
                  -------------------------
Agreement, the Purchaser and Sellers shall be obligated to conclude the transaction strictly in accordance with its terms within ten business days after the conditions of Closing set forth in Article VII and Article VIII have been satisfied or waived. If the failure to conclude this transaction is due to the refusal and failure of Sellers to perform their obligations to close under this Agreement, Purchaser may seek to enforce this Agreement with an action of specific performance, in addition to, and not in limitation of, any other rights and remedies available to the Purchaser, under this Agreement, or at law or in equity, including, without limitation, an action to recover their actual damages resulting from the default of the Sellers. If the failure to conclude this transaction is due to the refusal and failure of Purchaser to perform its obligations to close under this Agreement, the Sellers may, in addition to and not in limitation of any other rights and remedies available to the Sellers under this Agreement, or at law or in equity, bring legal action to recover their actual damages resulting from the default of the Purchaser.

     This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

     (a)  by mutual written agreement of Purchaser and the Sellers;

     (b) by Purchaser within 90 days after the date of this Agreement, if Purchaser is not satisfied, in its sole discretion, with the due diligence it has conducted on the Company, the Business, the Company Real Property, the Shareholder Real Property, or the Assets.

     (c) by the Sellers, or by Purchaser, in the event Purchaser or the Sellers, as applicable, makes a material misrepresentation under this Agreement or breaches a material covenant or agreement under this Agreement, and fails to cure such misrepresentation or breach within ten (10) business days from the date of written notice of the existence of such misrepresentation or breach; or

     (d) by the Sellers or Purchaser, if the Closing shall not have occurred by June 25, 1999, or such other date as may be agreed to by the parties hereto in writing, due to the non-fulfillment of a condition precedent to such party's obligation to close as set forth at Article VII or VIII hereof, as applicable (through no fault or breach by the terminating party).

     All terminations shall be exercised by sending the other parties a written notice of the termination. In the event this Agreement is terminated as provided herein, this Agreement shall become void and be of no further force and effect and no party hereto shall have any further liability to any other party hereto, except that this Section 1.8, Article IX, Section 10.1, Section 10.2 and
Section 10.15 shall survive and continue in full force and effect, notwithstanding termination. The termination of this Agreement shall not limit, waive or prejudice the remedies available to the parties, at law or in equity, for a breach of this Agreement.

     Section 1.9  Deliveries by Purchaser.   At the Closing,  Purchaser shall
     -----------  -----------------------
deliver, all duly and properly executed, authorized and issued (where applicable):

     (a) The MSI Stock, as provided in Section 1.3 above;

     (b) A copy of resolutions of the directors of Purchaser authorizing the execution and delivery of this Agreement and each other agreement to be executed in connection herewith (collectively, the "Collateral Documents") and the consummation of the transactions contemplated herein and therein;

     (c) A favorable opinion from counsel for Purchaser, dated the Closing Date, in the form attached as Schedule 1.9; and

     (d)  Other documents and instruments required by this Agreement, if any.

     Section 1.10  Deliveries by Sellers.  At the Closing, each of the Sellers,
                   ---------------------
as applicable, shall deliver to Purchaser, all duly executed, the following:

     (a) A Bill of Sale for the Assets to be conveyed and assigned duly executed by the Sellers in the form attached as Schedule 1.10(a);

     (b) A certified copy of resolutions of the directors of the Company and the Shareholder authorizing the execution and delivery of this Agreement and each of the Collateral Documents;

     (c)  Shareholder shall execute and deliver the Certificate described at
Section 7.1;

     (d)  An Assignment and Assumption Agreement in the form attached as
Schedule 1.10(d) attached hereto;

     (e) A favorable opinion from counsel for Sellers, dated the Closing Date, in form and substance attached as Schedule 1.10(f);

     (f) A Bargain and Sale Deed with Warranties Against Grantor's Acts conveying each parcel of the Owned Real Property and the Shareholder Real Property to Purchaser;

     (g)  Physical possession of all Assets; and

     (h)  Other documents and instruments required by this Agreement, if any.

     Section 1.11  Transfer Tax, Allocation of Purchase Price and Bulk Sales
                   ---------------------------------------------------------

     (a) Sellers shall pay all sales, transfer taxes and fees imposed on the conveyance of the Assets by all governments, state, local and federal, including any deposits or fees required under the New Jersey bulk sales law.

     (b) The parties agree that the consideration for the sale of the Assets, the Company Real Property and the Shareholder Real Property shall be allocated among the Assets and between the Sellers as set forth on Schedule 1.11(b) attached hereto. The Sellers and the Purchaser acknowledge that the allocation has been arrived at based upon their negotiations and shall be used by them for all purposes, including, but not limited to, federal, state, and local tax and financial reporting purposes, and they shall not take any position inconsistent to the allocation. On the Closing Date, the Purchaser and the Sellers shall execute Internal Revenue Form 8594 which form shall be binding on the Purchaser and the Sellers and shall be filed with the income tax returns of the Purchaser and the Sellers.

     (c) Charges for water, electricity, sewer rental, gas, telephone and all other utilities shall be pro rated on a per diem basis as of midnight of the day preceding the date of Closing, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then in lieu of apportionment as aforesaid Purchaser shall, not earlier than the day preceding the date of Closing, obtain a reading of each such meter and Sellers shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if the bills for any of the foregoing have not been issued prior to the date of the Closing, the charges therefor shall be adjusted at the Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Sellers and Purchaser shall cooperate to cause the transfer of the Business's utility accounts and telephone numbers from Sellers to Purchaser.

                                   ARTICLE II
                                     Title

     Section 2.1  Real Property.  As set forth in the Recitals, Company owns the
                  --------------
Company Real Property and Shareholder owns the Shareholder Real Property (collectively, the "Owned Real Property"), a legal description of the metes and bounds of each parcel of which is attached as Schedule 2.1. For purposes of this Agreement, "Owned Real Property" shall also include (i) all of Sellers' right, title and interest in and to all easements, rights-of-way, privileges and appurtenances thereto, (ii) all of Sellers' right, title and interest in and to the beds of all streets, roads, avenues or highways, open or proposed, abutting the Owned Real Property, (iii) all of Sellers' right, title and interest, if any, in and to any award in condemnation, or damages of any kind, to which Sellers may have become entitled or may hereafter be entitled, by reason of any exercise of the power of eminent domain with respect to the Owned Real Property or any other right, title or interest to be sold hereunder or any part thereof, and (iv) all of Sellers' right, title and interest in and to all surveys, architectural and engineering plans, specifications, drawings, reports, etc., if any, presently existing or hereafter prepared, with respect to the Owned Real Property.

     Section 2.2  Owners Title Policy.  At Closing, Sellers shall obtain for
                  -------------------
Purchaser, at regular rates at Purchaser's expense, with respect to the Owned Real Property, an extended coverage owners policy of title insurance from a title company acceptable to Purchaser (the "Title Company"), dated as of the Closing Date, in the amount equal to the allocated purchase price of the Owned Real Property. The title policy shall include zoning, comprehensive, access and contiguity endorsements, and shall insure title to the Owned Real Property to be in fee simple in Purchaser, subject only to the Permitted Exceptions set forth in Section 2.3 hereof (the "Owner's Policy"). Purchasers shall pay the cost of the Owner's Policy and related title search, municipal lien search, judgement search, UCC search and Title Company attendance fee.

     Section 2.3  Permitted Exceptions.  The Owners Policy shall insure
                  --------------------
Purchaser's interest in the Owned Real Property to be free and clear of all encumbrances and exceptions whatsoever except those listed on Schedule 2.3 attached hereto ("Permitted Exceptions").

     Section 2.4  Survey.  Company shall furnish Purchaser with a survey
                  ------
relating to the Owned Real Property that is sufficiently current that the Title Company shall not include a survey exception in the Owner's Policy. If Company does not have such a survey available, Purchaser, at its election, may have a survey of the Owned Real Property made at Purchaser's expense. Sellers will cooperate and aid Purchaser's surveyor in preparing any survey commissioned by Purchaser.

                                  ARTICLE III
                 Representations and Warranties of the Sellers

     Whenever the phrase "to Sellers' knowledge" or a similar phrase is used in this Agreement, the phrase means the actual knowledge of Shareholder and any officer and director of Company and the knowledge such Shareholder or officer or director would or should have had, if such Shareholder or officer or director exercised reasonable diligence in the conduct of the business owned by the Sellers. With knowledge that Purchaser is relying upon the representations, warranties and covenants herein contained, the Sellers jointly and severally represent and warrant to Purchaser and make the following covenants for the Purchaser's benefit:

     Section 3.1  Organization and Standing.  The Company is a corporation duly
                  -------------------------
organized, legally existing and in good standing under the laws of the state of its incorporation, with full power and authority to own its properties and conduct its business as now being conducted.

     Section 3.2  Authorization.  The Sellers have by proper corporate
                  -------------
proceedings duly authorized the execution, delivery and performance of this Agreement and each of the Collateral Documents to be entered into by Sellers and no other corporate action is required by law or the certificate of incorporation or by-laws of any Seller. Shareholder owns all of the outstanding capital stock of Company.

     Section 3.3  Contracts, Permits and Material Documents.   The items
                  -----------------------------------------
provided under and listed in Schedule 3.3 attached hereto are all of the following ("Material Documents") with respect to the Company, Business, Owned Real Property or Assets which provide a benefit or impose a detriment of a value of $10,000 or more: (i) leases for real and personal property, (ii) licenses,
(iii) franchises, (iv) promissory notes, guarantees, bonds, mortgages, liens, pledges, and security agreements under which any of the Sellers or Assets are bound or under which any of the Sellers or Assets are the beneficiary, (v) collective bargaining agreements, (vi) patents, trademarks, trade names, copyrights, trade secrets, proprietary rights, symbols, service marks, and logos, (vii) all permits, licenses, consents and other approvals from governments, governmental agencies (federal, state and local) and/or third parties relating to, used in or required for the operation of any of the Assets;
(viii) all surety bonds, closure bonds or any other obligation which the Sellers have liability for with respect to the Business; and (ix) other contracts, agreements and instruments not listed on another Schedule attached to this Agreement (such as the operating agreements listed on Schedule 1.4(c)) which are binding on the Sellers or any of the Assets and pursuant to which the Sellers derive a benefit or incurs a detriment having a value of $10,000 or more. The Material Documents listed on Schedule 3.3 are organized under separate headings for each of the different type of documents listed. Except as set forth on
Schedule 3.3, neither the Sellers nor any person or party to any of the Material Documents or bound thereby is in material or knowing default under any of the Material Documents, and, to the knowledge of Sellers, no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. The Sellers are not a party to, and none of Sellers' properties are bound by, any agreement or instrument which is material to the continued conduct of the Business, as now being conducted, except as listed in Schedule 3.3.

     Section 3.4  Personal Property; Title.  All items of personal property used
                  ------------------------
in the Business are included among the Assets described in Section 1.4 hereof and will be transferred to Purchaser at Closing. All items of personal property used in the Business are in good operating order, normal wear and tear excepted, and are sufficient in type, quantity and quality to operate the business currently conducted by the Company in an efficient manner. The Sellers at Closing will have good and marketable title to all of the Assets, each free and clear of any mortgages, pledges, liens, encumbrances, leases, charge, claim, security agreement or title retention or other security arrangement, except for Sellers Debt set forth on Schedule 1.3.

     Section 3.5  Operating Agreements.  The name and address of each party to
                  --------------------
each operating agreement under which the Company operates at any of the Locations is listed on Schedule 1.4(c) attached hereto. Neither the Sellers nor to the Sellers' knowledge any other person or party to any of the operating agreements is in material or knowing default thereunder, and to Sellers' knowledge no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. The purchase of the Assets by Purchaser will not create a default under any operating Agreement.

     Section 3.6  Real Property.  The Company has never owned, leased or
                  -------------
otherwise occupied, had an interest in or operated any real property other than
(i) the Owned Real Property and (ii) the parcels of real property leased by the Company from persons other than Shareholder as listed on Schedule 3.6 attached hereto (the "Leased Real Property") (with the Owned Real Property, the "Real Property"). The Sellers have a valid leasehold in each parcel of the Leased Real Property and have good, marketable and insurable title to the Owned Real Property except for the Permitted Exceptions.

     (a) In all material respects, except as set forth in Schedule 3.6(a) attached hereto and incorporated herein, the Real Property is, and at all times during operation of the Business thereon has been, licensed, permitted and authorized for the operation of such Business under all applicable federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions and land use requirements) and licenses and all administrative and judicial judgments, rulings, decisions and orders affecting or otherwise applicable to the protection of the environment, the Real Property and the conduct of such Business thereon (collectively, the "Applicable Laws").

     (b) Except as set forth in Schedule 3.6(b) attached hereto and incorporated herein by reference, the Real Property is legally usable for its current uses, and the Real Property can be used by the Purchasers after the Closing to operate such business as is currently operated, without violating any Applicable Law or private restriction, and such uses are currently legal, conforming uses.

     (c) Except as set forth in Schedule 3.6(c) attached hereto and incorporated herein by reference, all activities and operations conducted on the Real Property, whether by Sellers or by third parties, are now being conducted and to Sellers' knowledge have always been conducted in compliance with all Applicable Laws.

     (d) The Sellers shall make available on Purchaser's reasonable request all engineering, geologic and other similar reports, documentation and maps relating to the Real Property in the possession or control of the Sellers or their consultants or employed professional firms.

     (e) Except as set forth in Schedule 3.6(e) attached hereto and incorporated herein by reference, neither Sellers nor the Real Property now is or has been during Sellers' use or ownership thereof involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

     (f) No polluting, toxic or hazardous substances were used, generated, treated, stored, released, discharged or disposed of by the businesses conducted on the Real Property by Sellers or, to Sellers' knowledge, by others, at any time other than as disclosed on Schedule 3.6(f). No notification of release of a "hazardous substance", "hazardous waste", pollutant or contaminant regulated under the Clean Air Act, 42 U.S.C. (S)7401 et seq.; the Clean Water Act, 33 U.S.C. (S) 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. (S) 1401 et seq., the National Environmental Policy Act, 42 U.S.C. (S) 4321 et seq.; the Noise Control Act, 42 U.S.C. (S) 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. (S)651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.
(S)6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. (S)300 et seq.; the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.
(S)9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning, and Community Right-to-Know Act; the Toxic Substance Control Act, 15 U.S.C. (S)2601 et seq.; and the Atomic Energy Act, 42 U.S.C.
(S)2011 et seq.; all as may be amended, with implementing regulations and guidelines, or any state or local environmental law, regulation or ordinance, has been received by Sellers and, to Sellers' knowledge, none has been filed as to the Real Property, and the Real Property is not listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any state list of hazardous substance sites requiring investigation or clean-up other than as disclosed on Schedule 3.6(f). No PCB-contamination, friable asbestos or formaldehyde-based insulation items are present on the real Property other than as disclosed on Schedule 3.6(f).

     (g) No party, other than Sellers and the records owners of each parcel of the Real Property, has a present or future right to possession of all or any part of the Real Property, except for any right defined in, under or by any of the Permitted Exceptions.

     (h) To Sellers' knowledge, except as set forth on Schedule 3.6(h) no portion of the Real Property contains any areas that could be characterized as disturbed, undisturbed or man-made wetlands or as "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency or the U.S. Army Corps of Engineers, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals, except as listed on Schedule 3.6(h) attached hereto and incorporated herein by reference.

     (i) There are no mechanic's liens affecting the Real Property and no work has been performed on the Real Property within twelve (12) months of the date hereof for which a mechanic's lien could be filed, except as set forth in
Schedule 3.6(i) attached hereto and incorporated herein by reference.

     (j) There are no levied or pending special assessments affecting all or any part of the Real Property owed to any governmental entity and to Sellers' knowledge none is threatened.

     (k) There are no proceedings or amendments pending and brought by or to Sellers' knowledge threatened by, any third party which would result in a change in the allowable uses of the Real Property or which would modify the right of the Purchasers to use the Real Property for its present uses after the Closing Date, except as set forth in Schedule 3.6(k) attached hereto and incorporated herein by reference.

     Section 3.7  Liabilities.  The Company does not have any liabilities, fixed
                  -----------
or contingent, other than the liabilities listed on Schedule 1.3 attached hereto.

     Section 3.8  Policies of Insurance.  All insurance policies, performance
                  ---------------------
bonds, and letters of credit insuring the Assets or which the Sellers have had issued regarding the Assets and which have not expired are listed on Schedule
3.8 attached hereto.   Schedule 3.8 includes the names and addresses of the
beneficiaries, insurers and sureties, policy and bond numbers, types of coverage or bond, time periods or projects covered and the names and addresses of all known agents or agencies, issuing banks and beneficiaries with respect to each listed insurance policy, performance bond and letter of credit. The Sellers' current insurance policies, performance bonds and letters of credit relating to any Asset are in force and effect and the premiums thereon are not delinquent. The Sellers have not received any written notification from any insurance carrier denying or disputing any claim made by the Sellers or denying or disputing any coverage for any such claim or denying or disputing the amount of any claim. Except as set forth on Schedule 3.8, the Sellers have no claims against any of their insurance carriers under any of policies insuring the Assets pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

     Section 3.9  Tax Returns.  The Sellers have filed all Federal and other tax
                  -----------
returns for all periods on or before the due date of such return (as may have been extended by any valid extension of time) and has paid all taxes due for the periods covered by the said returns. The Company is a Subchapter "C" corporation under the Internal Revenue Code of 1986, as amended (the "Code"). The Sellers have filed, and will file (if due), in a timely manner all requisite federal, state, local, payroll, property and other tax returns due for all fiscal periods ended on or before the date hereof, and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date.

     Section 3.10 Employees, Pensions and ERISA.
                  -----------------------------

     (a) Except as set forth on Schedule 3.10(a), no employee of the Company is represented by any union. Except as set forth on Schedule 3.10(a), no employee of the Company has a written employment agreement with the Company. There is no pending or, to the knowledge of the Sellers, threatened dispute between the Company and any of its employees which might materially and adversely affect the customer contracts being assigned to Purchaser. The Company is not deficient or in arrears in contributing to any trust funds the Company is required to contribute to in accordance with any contracts with unions, including, without limitation, scholarship funds, legal aid funds, pension funds and health, welfare or benefit funds ("Trust Funds"). There is no matter, action, audit, suit or claim pending or to Sellers' knowledge threatened relating to contributions of the Company to any Trust Fund, before any court, tribunal or government agency.

     (b) Attached hereto, made a part hereof and marked Schedule 3.10(b) lists all employee benefit plans, funds or programs (within the meaning of the Internal Revenue Code of the United States ("Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are currently maintained and/or were established or sponsored by the Company (whether or not they are now terminated) or to which the Company currently contribute, or have an obligation to contribute in the future, including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions ("Plans"), whether or not the Plans are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, or (iv) generally available to all employees of the Company.

     (c) No reportable event (as defined in Section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in Section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4062 of ERISA, nor any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), has occurred or exists with respect to any Plan. All Plans are in substantial compliance with all material applicable provisions of ERISA and the regulations issued thereunder, as well as with all other material law applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents of the Plan and the requirements of ERISA.

     (d) There is no matter, action, audit, suit or claim pending or, to Sellers' knowledge, threatened relating to any Plan, fiduciary of any Plan or assets of any Plan, before any court, tribunal or government agency.

     (e) Each most recent Plan audit report, actuarial report and annual report, certified by the Plan's actuaries and auditors, as the case may be, fairly presents the actuarial status and the financial condition of the Plan as at the date thereof and the results of operations of the Plan for the plan year reflected therein and, subject to changes in amounts attributable to investment performance and normal employee turnover, there has been no adverse change in the condition of the Plan since the date of the most recent Form 5500, audited annual financial statement or actuarial valuation report.

     (f) The transaction contemplated herein will not accelerate any liability under the Plans because of an acceleration of any rights or benefits to which any employee may be entitled thereunder.

     Section 3.11  Legality of Operation.
                   ---------------------

     (a) Except as disclosed in Schedule 3.11(a) to this Agreement, and except as to Environmental Laws, as hereinafter defined, the Sellers' use of the Assets and Real Property is in compliance with all Federal, state and local laws, rules and regulations including, without limitation, the following laws: land use laws; payroll, employment, labor, or safety laws; or federal, state or local "anti-trust" or "unfair competition" or "racketeering" laws such as but not limited to the Sherman Act, Clayton Act, Robinson Patman Act, Federal Trade Commission Act, or Racketeer Influenced and Corrupt Organization Act ("Law"). Except as disclosed in Schedule 3.11(a), the Sellers are in compliance with all permits, franchises, licenses, and orders that have been issued with respect to the Laws and are or may be applicable to the Sellers' property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located, federal, state and local permits, orders, franchises and consents. Except as set forth on Schedule 3.11(a), with respect to any Law there are no claims, actions, suits or proceedings pending, or, to the knowledge of the Sellers threatened against or affecting the Assets or Real Property, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which would result in an material change in how Purchaser may use the Assets or Real Property or which would invalidate this Agreement or any action taken in connection with this Agreement. Except as disclosed in Schedule 3.11(a), the Sellers have received no notification of any past or present failure by the Sellers to comply with any Law applicable to the Assets or Real Property or affecting the Sellers' use of the Assets or Real Property.

     (b) Except as disclosed in Schedule 3.11(b) to this Agreement, the Sellers are in compliance with all Federal, state and local laws, rules and regulations relating to environmental issues of any kind and/or the receipt, transport or disposal of any hazardous or non-hazardous waste materials from any source ("Environmental Law"). Except as disclosed in Schedule 3.11(b), with respect to any Environmental Law, the Sellers are in compliance with all permits, licenses, and orders related thereto or issued thereunder with respect to Environmental Laws, as are or may be applicable to the Sellers' property and operations, including, without limitation, any order, decree or directive of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth on
Schedule 3.11(b), there are no Environmental Law related claims, actions, suits or proceedings pending, or, to the knowledge of the Sellers, threatened against or affecting the Sellers, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which would result in an adverse change in the financial condition or business of the Sellers of $10,000 or more or which would invalidate this Agreement or any action taken in connection with this Agreement. To the knowledge of the Sellers, except as set forth on
Schedule 3.11(b), the Sellers have not transported, stored, treated or disposed, nor has any Seller allowed any third persons, on its behalf, to transport, store, treat or dispose waste to or at (i) any location other than a site lawfully permitted to receive such waste for such purpose or, (ii) any location currently designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar federal or state statute; nor has any Seller performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of state or federal laws and regulations or in any other manner which may result in liability for contamination of the environment; and the Sellers have not disposed, nor has any Seller knowingly allowed third parties to dispose of waste upon property owned or leased by the Sellers other than as permitted by, and in conformity with, applicable Environmental Law. Except as disclosed in Schedule 3.11(b), the Sellers have not received notification of any past or present failure by the Sellers to comply with any Environmental Law applicable to them or their operations or their assets. Without limiting the generality of the foregoing, the Sellers have not received any notification (including requests for information directed to the Sellers or, to the knowledge of the Sellers, an owner thereof) from any governmental agency asserting that any Company is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of CERCLA, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment. The Sellers have not received any Hazardous Waste as hereinabove defined, except for limited amounts that were contained in loads of non-hazardous waste in quantities that would not require remediation.

     (c) To the Sellers' knowledge, no employee, contractor or agent of the Company has, in the course and scope of employment with the Company, been harmed by exposure to hazardous materials, as defined under the Laws. No liens with respect to environmental liability have been imposed against the Company under CERCLA, any comparable state statute or other applicable Environmental Law, and to Sellers' knowledge no facts or circumstances exist which would give rise to the same.

     (d) Schedules 3.11(a) and 3.11(b) list all remedied violations of Laws and Environmental Laws which existed within the past five years and all outstanding unremedied notice of violations issued to the Sellers by any federal, state or local regulatory agency.

     (e) To Sellers' knowledge, no Seller or employee, officer, director, or shareholder of the Company is under investigation by the Attorney General of any state, by the District Attorney of any county of any state, or by any United States Attorney or any other governmental investigative agency for the violation of any Laws, including, without limitation, the violation of any anti-trust, racketeering, or unfair competition Laws.

     (f) All pending or, to Sellers' knowledge, threatened litigation and administrative or judicial proceedings involving the Real Property or the Sellers or the Assets is set forth on Schedule 3.11(f) attached, together with a description of each such proceeding.

     Section 3.12  Corrupt Practices.  The Sellers have not made, offered or
                   -----------------
agreed to offer anything of value to any employees of any customers of the Company for the purpose of attracting business to the Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives in any manner which would result in the Sellers being in violation of any Law, nor have the Sellers otherwise taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

     Section 3.13  Legal Compliance.  The Sellers have the right, power, legal
                   ----------------
capacity and authority to enter into, and perform their respective obligations under this Agreement, and, except as set forth in Schedule 3.13, no approvals or consents of any other persons or entities are necessary in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule
3.13 to this Agreement, the execution and performance of this Agreement will not result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

     (a) Any charter, by-law, agreement or other document to which the Sellers are a party or by which the Sellers, or any of their property is bound; or

     (b) Any decree, order or rule of any court or governmental authority which is binding on the Sellers or on any property of the Sellers.

     Section 3.14  Transaction Intermediaries.  No agent or broker or other
                   --------------------------
person acting pursuant to the express authority of any Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     Section 3.15  Intellectual Property.  To the knowledge of the Sellers, the
                   ---------------------
Company has not infringed and is not now infringing, on any Intellectual Property belonging to any person, firm or corporation and to the knowledge of the Sellers, no one has or is infringing any Intellectual Property right of the
Company.   The Company owns or has legally licensed all computer software used in connection with the Business and has not infringed, and is not now infringing, on the rights of any third parties by its use of computer software.

     Section 3.16  Disclosure.  The representations and warranties of the
                   ----------
Sellers contained in this Article III or in any Exhibit or Schedule or other document delivered by the Sellers or the Company pursuant hereto, do not contain any untrue statement of a material fact, or knowingly omit any statement of a material fact necessary to make the statements contained not misleading. If, prior to Closing, the Sellers become aware of any inaccuracy, or misrepresentation or omission in any of the

Schedules, they shall immediately advise Purchaser in writing of the inaccuracy, misrepresentation or omission, and Sellers shall have the right to update the Disclosure Binder accordingly.

                                   ARTICLE IV
                  Representations and Warranties of Purchaser

      With knowledge that Sellers are relying upon the representations, warranties and covenants herein contained, the Purchaser jointly and severally represents and warrants to Sellers and makes the following covenants for the Sellers' benefit:

     Section 4.1  Structure.  The Purchaser is duly organized and legally
                  ---------
existing in good standing under the laws of its state of incorporation.

     Section 4.2  Authorization to Proceed with this Agreement.  Purchaser has
                  --------------------------------------------
by proper corporate proceedings and in accordance with law duly authorized the execution, delivery and performance of this Agreement and each other agreement contemplated to be entered into and no other corporate action is required by law or the Certificate of Incorporation or by-laws of Purchaser. The Purchaser has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and neither the execution nor performance of this Agreement will result in a material breach of or constitute a material default or result in the loss of any material right or benefit under:

     (a) Any charter, by-law, agreement or other document to which the Purchaser is a party or by which the Purchaser or any of its property is bound; or

     (b) Any decree, order or rule of any court or governmental authority which is binding on the Purchaser or on any property of the Purchaser.

     Section 4.3  Issued Common Stock.  The MSI Stock to be issued pursuant to
                  -------------------
this Agreement has been duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

                                   ARTICLE V
                        Additional Agreements of Sellers

     The parties hereto covenant and agree with the other, as applicable, as follows:

       Section 5.1  Restrictions on Transfer of Unregistered Stock.  The Sellers
       -----------  ----------------------------------------------
understand and agree that the following restrictions and limitations are applicable to the Sellers' purchase and resale or other transfer of the MSI Stock (hereinafter, the "Consideration Stock"), pursuant to the Securities Act of 1933 (the "Act") and in accordance with the agreement of the parties.

     (a) Sellers agree that the Consideration Stock shall not be sold or otherwise transferred, unless the Consideration Stock is registered under the Act and state securities laws or is exempt therefrom.

     (b) Unless and until the Consideration Stock is registered under the Act, a legend in substantially the following form will be placed on the certificates evidencing the Consideration Stock to be issued to the Sellers:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. These shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable states securities act or (ii) Mace Security International, Inc., shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts."

     (c) The Shareholder shall not sell or transfer any of the MSI Stock from the Closing Date to twelve months after the Closing Date, whether or not the MSI Stock is registered under the Act. During the period commencing on the date twelve months after the Closing Date and ending twenty four months after the Closing Date, the Shareholder shall not sell or transfer more than one twenty fourth (1/24) of the number of shares of MSI Stock received by Shareholder on the Closing Date.

     (d) Stop transfer instructions will be imposed with respect to the MSI Stock issued to Sellers pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement.

     Section 5.2  Access to Records.  The Sellers will cause the Company to give
                  -----------------
and the Company shall give Purchaser and its representatives, from the date hereof until two years after the Closing Date, full access during normal business hours upon reasonable notice to all of the properties, books, contracts, documents and records of the Sellers pertaining to the Assets, and to make available to Purchaser and its representatives all additional financial statements of and all information with respect to the Assets that Purchaser may reasonably request which are in Sellers possession or control.

     Section 5.3  Continuation of Business.  The Sellers will operate the Assets
                  ------------------------
until the time of Closing, in the ordinary course of business, consistent with past practice, so as to preserve their value intact, and to preserve for Purchaser the relationships of the Company with suppliers, customers, employees and others.

     Section 5.4  Continuation of Insurance.  The Sellers will cause the Company
                  -------------------------
to and the Company shall keep in existence all policies of insurance insuring the Real Property and the Assets and the operation thereof against liability and property damage, fire and other casualty through the time of Closing, consistent with the policies currently in effect.

     Section 5.5  Representations as to Private Offering.  The Consideration
                  --------------------------------------
Stock is being delivered to the Sellers in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Purchaser to deliver the Consideration Stock, each Seller represents and warrants as follows:

     (a) Each Seller is either a New Jersey corporation or a New Jersey resident.

     (b) Each Seller acknowledges that they have available to them complete information regarding the financial condition of the Purchaser and the Successor Corporation.

     (c) The Sellers represent and warrant that the Consideration Stock is being acquired for their own account without a view to public distribution or resale and that the Sellers have no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of Consideration Stock, or any portion thereof, to any other person.

     (d) The Sellers represent and warrant that, in determining to acquire the Consideration Stock, they have relied solely upon their independent investigation, including the advice of their legal counsel and accountants or other financial advisers or purchaser representatives, and have, during the course of discussions concerning their acquisition of the Consideration Stock, been offered the opportunity to ask such questions and inspect such documents concerning Purchaser and its business and affairs as they have requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

     (e) THE SELLERS ACKNOWLEDGE THAT THE ACQUISITION OF THE CONSIDERATION STOCK INVOLVES A HIGH DEGREE OF RISK, and represent and warrant that they can bear the economic risk of the acquisition of the Consideration Stock, including the total loss of their investment.

     (f) The Sellers represent and warrant that (i) they have adequate means of providing for their current needs and financial contingencies, (ii) they have no need for liquidity in this investment, (iii) they cannot reasonably foresee any other circumstances, that are likely in the future to require them to dispose of the Consideration Stock, and (iv) all their investments in and commitments to non-liquid investments are, and after their acquisition of the Consideration Stock will be, reasonable in relation to their net worth and current needs.

     (g) The Sellers understand that no federal or state agency has approved or disapproved the Consideration Stock or made any finding or determination as to the fairness of the Consideration Stock for investment.

     (h) The Sellers understand that the Consideration Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and that Purchaser are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Sellers to acquire the Consideration Stock.

     (i) The Sellers represent and warrant that they are familiar with the business and financial affairs of the Company, and have had access to all financial statements prepared by the Company.

     Section 5.6  Standstill Agreement.  Until the Closing Date, unless this
                  --------------------
Agreement is earlier terminated pursuant to the provisions hereof, Sellers will not, directly or indirectly, solicit offers for the shares or the assets of the Company or for a merger or consolidation involving the Company, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Company by merger, consolidation or other combination or acquiring any of the Company's assets.

     Section 5.7  FIRPTA Certificate.  Purchasers and Sellers acknowledge that
                  ------------------
the financial provisions of this Agreement are subject to the requirements of the Foreign Investment in Real Property Tax Act ("FIRPTA"), and that the Internal Revenue Code ("Code") Sections 1445 and 6039C require Purchasers in certain circumstances to withhold ten percent (10%) of the amount realized by the Sellers. Among other circumstances, Purchasers are not required to withhold said amount if Sellers furnish Purchasers with a certificate stating Sellers' U.S. Taxpayer Identification Numbers and that the Sellers are not a foreign person within the meaning of the Code. Sellers agree to provide to Purchasers at Closing such certificate as is reasonably necessary to insure that such withholding is not required under FIRPTA.

     Section 5.9  Financial Statements.  Before and after Closing, Sellers agree
                  --------------------
to cooperate with Purchaser to have the Company prepare balance sheets for the Company as of December 31, 1996, December 31, 1997, and December 31, 1998, and statements of income, cash flow and retained earnings for the Company for the twelve-month periods ended December 31, 1996, December 31, 1997, and December 31, 1998 ("Historical Financial Statements"), as rapidly as possible. Sellers' cooperation shall include, without limitation, the execution of standard representation letters requested by Purchaser's auditors. Sellers shall prepare a compiled stub balance sheet and statements of income, cash flow and retained earnings for the period commencing January 1, 1999, and ending on the last day of the last calendar quarter ending prior to Closing ("Interim Financial Statements"). The Historical Financial Statements and the interim Financial Statements shall be prepared at Purchaser's cost. Sellers shall cause the Company's usual accountants to cooperate with Purchaser's accountants.
Purchaser shall pay for the reasonable costs of the Company's usual accountants in the preparation of the Historical Financial Statements and the Interim Financial Statements.

     Section 5.10  Landlord's Estoppels.  The Sellers shall deliver to Purchaser
                   --------------------
an estoppel certificate, in a form reasonably acceptable to Purchaser, signed by each landlord (singularly a "Landlord" and collectively the "Landlords") under each lease (singularly a "Lease" and collectively the "Leases") under which Sellers lease the Leased Real Property, or any portion thereof, confirming:

     (a) that a true, accurate and complete copy of the relevant Lease is attached;

     (b) that to the best of the Landlord's knowledge neither the Sellers nor the Landlord is in breach of the Lease, or if there is a breach, setting forth the nature of the breach;

      (c) the date through which Sellers have paid rent under the Lease (both basic or minimum rent and additional rent); and

     (d) approving and consenting to the Purchaser's purchase of the Assets and assumption of the Lease, if such consent or approval is required under the relevant Lease.

The estoppel certificates which Sellers are required to deliver hereunder are singularly referred to as a "Landlord's Estoppel" and are collectively referred to as the "Landlords' Estoppels."


                                   ARTICLE VI
                       Additional Agreements of Purchaser

     Section 6.1  Payment of Expenses. Each party will pay all its own expenses
                  -------------------
incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Sellers, in addition to their other expenses, shall pay one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Owned Real Property; Purchaser, in addition to its other expenses, shall pay (1) one-half of all transfer taxes and/or documentary stamps associated with the transfer and conveyance of the Owned Real Property, (ii) the costs of any surveys prepared at Purchaser's request, (iii) all title insurance premiums and charges associated with the transfer of the Owned Real Property, and (iv) all recording charges for Owned Real Property transfer documents.

     Section 6.2 Access to Records.  The Purchaser shall give Sellers and their
                 -----------------
representatives, from the date hereof until six years after the Closing Date, full access during normal business hours upon reasonable notice to all of the properties, books, contracts, documents and records of the Purchaser pertaining to the Assets, and to make available to Sellers and their representatives all additional financial statements of and all information with respect to the Assets that Sellers may reasonably request.

                                  ARTICLE VII
                            Conditions of Purchaser

     The obligations of Purchaser to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following items which are conditions to the Closing.

     Section 7.1  Compliance by Sellers.  The Sellers shall have performed and
                  ---------------------
complied with all material obligations and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date.
All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement and the Purchaser shall have received a Certificate duly executed by Shareholder as to the foregoing.

     Section 7.2  Litigation Affecting This Transaction.  There shall be no
                  -------------------------------------
actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchaser to own, operate or control the Assets which, in the judgment of the Board of Directors of Purchaser, made in good faith and based upon advice of their counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

     Section 7.3  Consents.  All approvals, authorizations and consents required
                  --------
to be obtained shall have been obtained, and the Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to Purchaser, of the granting of such approvals, authorizations and consents.

     Section 7.4  Fiscal Condition of Business.  There shall have been no
                  ----------------------------
material adverse change in the results of operations or financial condition of the Company or the Business, and the Company shall have not suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance.

     Section 7.5  Opinion of Counsel.  Sellers shall have delivered to Purchaser
                  ------------------
the opinion of counsel, dated the Closing Date, in the form annexed hereto as
Schedule 1.10(f).

     Section 7.6  Noncompetition Agreement.  Sellers shall have executed and
                  ------------------------
delivered to Purchaser the Noncompetition Agreement.

     Section 7.7  Due Diligence Investigation.  As a condition of Closing,
                  ---------------------------
Purchaser shall be satisfied with the results of the due diligence investigation it has made concerning the Company, the Assets, and the Business.

     Section 7.8  Title Policy.  Purchaser shall have been provided with the
                  ------------
Owner's Title Policy.

     Section 7.9  Merger Agreement.  Closing shall have taken place under the
                  ----------------
Merger Agreement.

                                  ARTICLE VIII
                             Conditions of Sellers

     The obligations of the Sellers to transfer the Assets and Owned Real Estate in accordance with this Agreement shall be subject to the fulfillment at or prior to the time of Closing of each of the following conditions:

     Section 8.1  Payment.  The Purchaser shall have delivered to the Company
                  -------
the MSI Stock in accordance with Section 1.3.

     Section 8.2  Consents.  All approvals, authorizations and consents required
                  --------
to be obtained shall have been obtained, and the Sellers shall have been furnished with appropriate evidence, reasonably satisfactory to them and their counsel, of the granting of such approvals, authorizations and consents.

     Section 8.3  Opinion of Counsel.  Purchaser shall have delivered to Sellers
                  ------------------
the opinion of counsel, dated the Closing Date, in the form annexed hereto as
Schedule 1.9(c).

     Section 8.4  Compliance by Purchaser.  The Purchaser shall have performed
                  -----------------------
and complied with all material obligations and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Date. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly permitted by this Agreement.

     Section 8.5  Litigation Affecting This Transaction.  There shall be no
                  -------------------------------------
actual or threatened action by or before any court which seeks to restrain, prohibit or invalidate the transaction contemplated by this Agreement or which might affect the right of Purchaser to own, operate or control the Assets which, in the judgment of the Sellers, made in good faith and based upon advice of their counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement.

                                   ARTICLE IX
                                Indemnification

     Section 9.1  Indemnification by Sellers.  The Sellers each agree that they
                  --------------------------
will each, jointly and severally, indemnify, defend, protect and hold harmless the Purchaser and its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, legal representatives, successors and assigns from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever

(including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Sellers, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by the Sellers, set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers made in this Agreement or in the Collateral Documents and to be performed by Sellers before or after the Closing Date; (c) the imposition upon, claim against, or payment by the Purchaser of any liability or obligation of the Company other than the Assumed Liabilities; (d) violation of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll or property tax liabilities of the Sellers arising or accrued prior to the Closing Date; and
(e) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a), (b), (c) or (d) of this Section
9.1 of this Agreement has occurred.

     Section 9.2  Indemnification by Purchaser.  The Purchaser agrees that it
                  ----------------------------
will indemnify, defend, protect and hold harmless the Sellers and their officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, legal representatives, successors and assigns, as applicable, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, costs and expenses whatsoever (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown to the Purchaser, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at, or after the date of this Agreement, as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Purchaser set forth in this Agreement or in the Schedules attached to this Agreement or in the Collateral Documents;
(b) nonfulfillment of any agreement, covenant or condition on the part of Purchaser made in this Agreement or in the Collateral Documents and to be performed by Purchaser before or after the Closing Date; and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (b) of this Section 9.2 has occurred.

     Section 9.3  Procedure for Indemnification with Respect to Third Party
                  ---------------------------------------------------------
Claims.
------

     (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. Such notice shall state the amount of the claim and the relevant details thereof.

     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party pursuant to the provisions of Article IX, as applicable, from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In the case of (c)(ii) or (c)(iii) above, any such consent to judgment or settlement shall include, as an unconditional term thereof, the release of the Indemnifying Party from all liability in connection therewith.

     (d) If the conditions set forth in Section 9.3(b) above are or become unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

     Section 9.4  Procedure for Non-Third Party Claims.  If any Purchaser or
                  ------------------------------------
Seller wishes to make a claim for indemnity under Section 9.1 or Section 9.2, as applicable, and the claim does not arise out of a third party notification which makes the provisions of Section 9.3 applicable, the party desiring indemnification ("Indemnified Party") shall deliver to the parties from which indemnification is sought ("Indemnifying Party") a written demand for indemnification ("Indemnification Demand"). The Indemnification Demand shall state: (a) the amount of losses, damages or expenses to which the Indemnified Party has incurred or has suffered or is expected to incur or suffer to which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or
Section 9.2, as applicable; and (b) the nature of the event or occurrence which entitles the Indemnified Party to receive payment under Section 9.1 or Section 9.2, as applicable. If the Indemnifying Party wishes to object to an Indemnification Demand, the Indemnifying Party must send written notice to the Indemnified Party stating the objections and the grounds for the objections ("Indemnification Objection"). If no Indemnification Objection is sent within forty-five (45) days after the Indemnification Demand is sent, the Indemnifying Party shall be deemed to have acknowledged the correctness of the claim or claims specified in the Indemnification Demand and shall pay the full amount claimed in the Indemnification Demand within sixty (60) days of the day the Indemnification Demand is dated. If for any reason the Indemnifying Party does not pay the amounts claimed in the Indemnification Demand, within thirty days of the Indemnification Demand's date, the Indemnified Party may institute legal proceedings to enforce payment of the indemnification claim contained in the Indemnification Demand and any other claim for indemnification that the Indemnified Party may have.

     Section 9.5  Survival of Claims.
                  ------------------

     (a) All of the respective representations, warranties and obligations of the parties to this Agreement shall survive consummation of the transactions contemplated by this Agreement as follows: (i) all representations and warranties pertaining to federal, state and local taxes, including, without limitation, the representations and warranties set forth in Section 3.9 shall survive until the expiration of the applicable statute of limitations on any claim which can be brought against the Company by tax authorities or governmental agencies or governmental units and (ii) all representations and warranties other than set forth in (i) above shall survive until two years from the Closing Date.

     (b) Notwithstanding the provisions of Section 9.5(a) above, which provide that representations, warranties and obligations expire after certain stated periods of time, if within the stated period of time, an Indemnification Demand is given, or a suit or action based upon representation or warranty is commenced, the Indemnified Party shall not be precluded from pursuing such claim or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim or action, by reason of the expiration of the representation or warranty.

     Section 9.6  Prompt Payment.  In the event that any party is required to
                  --------------
make any payment under this Article IX, such party shall promptly pay the Indemnifying Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article IX, the Indemnifying Party shall, nevertheless, pay when due such portion, if any, of the obligation as shall not be subject to dispute. The portion in dispute shall be paid upon a final and non-appealable resolution of such dispute. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

                                   ARTICLE X
                                Other Provisions

     Section 10.1  Nondisclosure by Sellers.  Sellers recognize and acknowledge
                   ------------------------
that they have in the past, currently have, and in the future will have certain confidential information of the Company such as lists of customers, and pricing and cost policies that are valuable, special and unique assets of the Company. Sellers agree that for a period of two (2) years from the Closing Date and as to any Records received by them under Section 6.2 of this Agreement, ten (10) years from their receipt of the Records, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Sellers, unless (i) such information becomes known to the public generally through no fault of Sellers, (ii) the Sellers are compelled to disclose such information by a governmental entity or pursuant to a court proceeding, or (iii) the Closing does not take place. In the event of a breach or threatened breach by Sellers of the provisions of this Section, Purchaser shall be entitled to an injunction restraining Sellers from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     Section 10.2  Nondisclosure by Purchaser.  Purchaser recognize and
                   --------------------------
acknowledge that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company. Purchaser agrees that it will not utilize such information in the business or operation of Purchaser, or any of its affiliates or disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, unless (i) such information becomes known to the public generally through no fault of Purchaser or any of its affiliates (ii) Purchaser is compelled to disclose such information by a governmental entity or pursuant to a court proceeding or (iii) Closing takes place. In the event of a breach or threatened breach by Purchaser of the provisions of this Section, the Sellers shall be entitled to an injunction restraining Purchaser from utilizing or disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Sellers from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     Section 10.3  Assignment; Binding Effect; Amendment.  This Agreement and
                   -------------------------------------
the rights of the parties hereunder may not be assigned (except after Closing by operation of law by the merger of Purchaser) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, and the Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

     Section 10.4  Entire Agreement.  This Agreement, is the final, complete and
                   ----------------
exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as the Agreement. The Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior to contemporaneous discussions, correspondence, or oral or written agreements of any kind. The parties to this Agreement have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to the Agreement and the transactions contemplated hereby.

     Section 10.5  Counterparts.  This Agreement may be executed simultaneously
                   ------------
in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     Section 10.6  Notices.  All notices or other communications required or
                   -------
permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

     (a)  If to Purchaser, addressed to them at:

               Louis Paolino, Jr., President
               1000 Crawford Place
               Mt. Laurel, NJ 08054

               with a copy to:

               Robert M. Kramer & Assoc., P.C.
               1150 First Avenue, Suite 900
               King of Prussia, PA 19406

     (b)  If to Sellers, addressed to them at:

               Stephen Bulboff
               10 Cresthaven Court
               Sewell, New Jersey  08080

               with a copy to:

               Jeffrey I. Baron, Esquire
               F-600
               1307 Whitehorse Road
               Voorhees, NJ 08043

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 10.6.

     Section 10.7  Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the internal laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     Section 10.8  No Waiver.  No delay of or omission in the exercise of any
                   ---------
right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

     Section 10.9  Captions.  The headings of this Agreement are inserted for
                   --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     Section 10.10  Severability.  In case any provision of this Agreement shall
                    ------------
be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     Section 10.11  Construction.  The parties have participated jointly in the
                    ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means included, without limitation.

     Section 10.12  Extension or Waiver of Performance.  Either the Sellers or
                    -----------------------------------
Purchaser may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, provided that any such extension or waiver shall be in writing and signed by the Sellers and the Purchaser.

     Section 10.13  Liabilities of Third Parties.  Nothing in this Agreement,
                    ----------------------------
whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, heirs, legal representative and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third person any rights of subrogation or action over or against any party to this Agreement.

     Section 10.14  Disclosure on Schedules.  The parties to this Agreement
                    -----------------------
shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the parties to amend or supplement the Schedules shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the condition to Closing set forth in
Section 7.1 shall not be satisfied, if the amendment or supplementation of any Schedule by Sellers results in any of Sellers' representations and warranties changing in a manner which the Purchaser in good faith believes is materially adverse to the Purchaser or the Assets.

     Section 10.15  Arbitration.
                    -----------

     (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the "Rules") of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction if such party can establish irreparable harm. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

     (b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

     (c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be taken, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

     (d) The award pursuant to such arbitration will be final, binding and conclusive.

     (e) Counsel to the Purchaser and the Sellers in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all proceedings under this Section or in any other proceeding (collectively, "Proceedings"). The Purchaser and the Sellers, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

                    [Remainder of page intentionally blank.]

  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PURCHASER

AMERICAN WASH SERVICES, INC.


By /s/ Robert M Kramer
   -------------------
Name:    Robert M Kramer
Title:   Vice President

COMPANY

STEPHEN B. PROPERTIES, INC.


By: /s/ Stephen Bulboff
    -------------------
Name     Stephen Bulboff
Title:   President

SHAREHOLDER


/s/ Stephen Bulboff
-------------------
Stephen Bulboff